Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Trinity Biotech plc
We consent to the incorporation by reference in the registration statement on Form F-3 (333-113091, 333-112568, 333-116537, 333-103033, 333-107363, 333-114099 and 333-124385) and in the registration statements on Form S-8 (33-76384, 333-220, 333-5532, 333-7762 and 333-124384) of Trinity Biotech plc of our reports dated April 2, 2008, with respect to the consolidated balance sheets of Trinity Biotech plc as of December 31, 2007 and 2006, and the related consolidated statements of operations, recognised income and expense, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 20-F of Trinity Biotech plc.
/s/ KPMG
Dublin, Ireland
April 2, 2008